EXHIBIT 99.1

Insmed Raises Approximately $8.7 Million in Direct Placement of Common Stock

RICHMOND, VA., Nov 8, 2004 (BUSINESS WIRE) — Insmed Incorporated (NASDAQ:INSM) announced today that it entered into definitive purchase agreements to raise approximately $8.7 million through the sale of newly issued shares of common stock and warrants for the additional purchase of shares of common stock. The transaction involved the sale of approximately 6.5 million shares of newly issued common stock at a price of $1.35 per share, with warrants to purchase approximately 3.25 million shares of common stock. . The warrants have an exercise price of $2.00 per share. The financing is expected to close on November 8, 2004. Wells Fargo Securities, LLC served as sole placement agent for the transaction.

Net proceeds of approximately $8.2 million are expected to fund additional clinical trials of Insmed’s products, other product development activities, further commercialization activities for Insmed’s products, working capital, capital expenditures and general corporate purposes. The securities sold in this private placement have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company expects to file a registration statement on Form S-3 within 10 days subsequent to the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that the private placement may not be completed in a timely manner if at all, that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

Insmed Incorporated

Baxter Phillips, III, 804-565-3041; bphillips@insmed.com